China Expert Announces Record Revenues for Third Quarter 2006

HONG KONG, November 14, 2006  -- China Expert Technology, Inc. (OTC Bulletin Board: CXTI), a provider of large scale network, e-government infrastructure projects for communities and municipal governments in China, today announced financial results for the third quarter ended September 30, 2006.

 Third Quarter and Recent Highlights:

•

Revenues for the quarter increased 115.4% to a record $19.4 million

•

Gross margins improved over 670 basis points  to 52.0% versus the Q3 2005

•

Operating income increased 111.4% year over year to $5.9 million

•

Free cash flow of $9.5 million for the third quarter leads to record cash balance of $22.5 million on September 30, 2006

•

Backlog on November 14, 2006 is $119.2 million and consists of 12 contracts compared to $125.7 million on August 14 and $39.6 million on December 31, 2005. This includes the contract announced subsequent to the end of the third quarter.

Financial Results

Revenue for the third quarter ending September 30, 2006 increased 115.4 percent to $19.4 million compared to $9.0 million for the third quarter of last year, which resulted from a continuation of existing projects and the commencement of several new contracts for both new and existing customers. Specifically, during the third quarter the Company recognized revenue from the 3rd and 4th Phases of Jinjiang, including systems and application training and maintenance contracts, the 3rd and 4th Phases of Dehua, the 1st and 2nd Phases of Nan’an and Huian. Approximately 94 percent of the revenue for the period was derived from the deployment of e-Government projects with the remainder from application training service and system maintenance. Cost of revenue was $9.3 million for the third quarter of 2006 as compared to $4.9 million for the three months ended September 30, 2005. Gross profit increased 147.3 percent to $10.1 million, or 52.0 percent of revenue, compared to $4.1 million, or 45.3 percent of revenue for the 2005 third quarter. The increase in gross margins was a result of a higher mix of training and system maintenance as a percentage of overall revenue compared to last year and operating leverage through higher utilization of the Company’s own work force to deliver these services.

Total operating expenses for the third quarter were $4.2 million, a 224.7 percent increase from $1.3 million reported in the year ago period.  Similar to the first quarter, advertising and marketing expenses increased 385.5 percent to $3.0 million which was directly related to the issuance of 1.1 million shares of common stock to an independent consultant responsible for sourcing the ShiShi City e-Government contract. General and administrative expenses increased 105.7 percent year over year to $1.2 million primarily as a result of $1 million in non-cash liquidated damages associated with the late registration of the shares underlying the October 2005 debenture. Despite the significant increase in non-cash expenses, operating income for the quarter increased 111.4 percent to $5.9 million as compared to $2.8 million reported for the third quarter of 2005.

“We are pleased to report solid growth in revenue, operating income and cash flow as we made tangible progress in converting our large backlog of both existing and new customers into revenue and collected against our receivable base”, stated Simon Fu, Chief Financial Officer of China Expert Technology, Inc. “Management recently formalized an agreement with the debenture holders where both parties agreed to extend the maturity of the debentures by six months and to fix the conversion price at $1.80 per share which was the maximum conversion price under the original terms of the debentures, thereby eliminating the floorless conversion feature.  Under the new agreement the debenture holders also agreed to waive certain rights to claim technical defaults in the future and agreed to waive payment of interest on the outstanding debentures during the extension period.  Based on this agreement, we accrued for the liquidated damages associated with our late registration during the third quarter. As a result, our potential future exposure to such liquidated damages is greatly diminished and we expect to see the elimination of several of these non-cash charges associated with the debentures in subsequent quarters.”

Income before tax increased 171.5 percent to $7.6 million for the three months ended September 30, 2006 compared to $2.8 million in the third quarter of last year. The income tax rate for the third quarter 2006 was 20.0 percent compared to 12.0 percent last year with the year over year increase associated with a higher overall cash pretax income level versus last year. Net income for the quarter was $6.1 million, or $0.15 per fully diluted share, based on 30.8 million shares, compared to net income of $2.5 million, or $0.10 per fully diluted share for the third quarter last year, based on 23.6 million shares.  On a proforma non-GAAP basis, excluding the $3.9 million gain due to the change in fair value of derivatives and the $1 million one-time late registration liquidated damages, net income would have been $3.2 million, or $0.10 per diluted share.

Summary of non-cash gains and expenses through September 30, 2006:

3Q06

           First 9 Months

Change in fair value of derivatives

$3,887,000

($107,000)

Expenses compensated by common stock

($2,996,502)

($5,460,925)

Employee compensation by common stock

$0

($1,672,000)

Interest expenses and finance costs

($2,220,444)

($3,718,735)

Amortization of prepaid expenses

($1,875)

($703,125)

Total

($1,331,821)

($11,661,785)

Free cash flow for the third quarter was $9.5 million and the Company ended the quarter with $22.5 million in cash and equivalents as of September 30, 2006, compared to $7.3 million reported on December 31, 2005. The Company maintains a healthy financial position with a current ratio at the end of the third quarter of 2.9 to 1.  Shareholders equity totaled $38.3 million which increased 79.6 percent as compared to $21.3 million as of December 31, 2005.

Backlog as of November 14 totaled $119.2 million, which is based on twelve outstanding contracts which are expected to be converted into revenue during the next three years. Year to date, China Expert Technology was awarded nine new e-Government contracts with a total contract sum of $126.0 million.

“China Expert Technology has grown significantly within the Fujian province during the past few years and while we are pleased with our progress, our market analysis indicates that we still have the opportunity to grow our backlog several fold before the region is even partially penetrated,” stated Mr. ZHU Xiaoxin, President and CEO. “We expect to announce additional contracts during the next few months which will help increase our visibility and sustain our momentum as we move into 2007.”

For the nine months ended September 30, 2006 revenues increased 86.8 percent to $48.6 million compared to $26.0 million reported during the first nine months of 2005. Gross profit increased by 114.1 percent to $25.2 million with resulting gross margins of 51.7 percent versus 45.1 percent in the comparable period last year. Total operating expenses for the period were $9.6 million as compared to $2.1 million last year with the increase primarily attributed to the aforementioned non-cash charges. Operating income totaled $15.6 million as compared to $9.7 million last year representing a 61.2 percent increase. Net income totaled $8.1 million or $0.23 per weighted average fully diluted share as compared to $7.9 million or $0.33 last year.  Excluding the change in fair value of derivatives and non-cash liquidated damages accrued in the third quarter of 2006, net income was $9.1 million or $0.32 per weighted average diluted share.

About the e-government project:

The e-government project is aimed at establishing a national electronic government system, in which existing and expected government networks and applied systems can be combined to form uniform technology standards and regulations and consequently a uniform national government service platform. The term e-government is a process in which the government is able to take advantage of modern information and communication technologies to integrate the management and service of governmental functions on the Internet, optimize and reform the government structures and working processes, and provide good and standard international administration and service to the society without time and space limitations.

Management will host a conference call to discuss these results at 4:15 p.m. EST. Interested participants should call 877-715-5282 when calling within the United States or 973-582-2850 when calling internationally. There will be a playback available until November 21, 2006. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 8029673 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at China Expert Technology's web site at http://www.chinaexpertnet.com. The webcast may also be accessed at ViaVid's website at www.viavid.net. The webcast can be accessed until December 14, 2006 on either site.

About China Expert Technology, Inc:

CHINA EXPERT TECHNOLOGY, INC. ("CXTI") is a company listed on the OTC Bulletin Board in the USA (Trading Symbol: CXTI), with its subsidiaries (collectively the "Group") situated in Hong Kong and China. The group is specialized in providing large-scale network infrastructure construction (mainly e-government projects) for communities and municipal governments in China. The Group's existing major clients includes municipal governments and government authorities principally located in the Fujian Province. Income is derived mainly from four areas, e-government, technology achievement appraisal, expert consultation and project database.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

Use of Non-GAAP Measures: This press release includes financial measures for net income (loss) and diluted earnings per share calculations which excludes certain non-cash costs not calculated in accordance with generally accepted accounting principles (GAAP). Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management's and investors' ability to evaluate the Company's net income and income per share and to compare it with historical net income and income per share prior to the adoption of SFAS 123R by the Company effective January 1, 2006.

   For more information, please contact:

   For the Company:                         Investors:

   Phoebe Lam                               Matthew Hayden

   China Expert Technology, Inc.            Hayden Communications, Inc.

   Tel:   +852-2802-1555                    Tel:  +858-704-5065

   Fax:   +852-2583-9222                    E-mail:Matt@haydenir.com

   Email: phoebe@chinaexpertnet.com

CHINA EXPERT TECHNOLOGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2006	December 31, 2005
	US$	US$
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	22,514,392	7,326,595
Account receivables, net of allowance for doubtful accounts of nil and nil at September 30, 2006 and December 31, 2005, respectively	21,534,562	15,423,852
Cost and estimated earnings in excess of billings	5,283,857	1,082,969
Amount due from a director	-	609
Amount due from a former officer	998,552	24,229
Prepayments, deposits and other receivables	6,233,353	9,797,938
Deferred finance costs	53,976	539,756
Current portion of prepaid expenses	625,000	500,000
Total current assets	57,243,692	34,695,948

Property and equipment, net	19,558	28,999
Prepaid expenses	859,375	1,062,500
Total assets	58,122,625	35,787,447

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	787,270	644,470
Accrued payroll and employees’ benefits	46,588	49,115
Other payables and accruals	327,300	687,837
Provision for liquidated damages	960,000	-
Amount due to a director	96,674	97,115
Amount due to a former officer	1,539,263	850,172
Amount due to shareholders	-	730
Income taxes payable	1,519,227	1,514,217
PRC business tax payable	1,522,825	641,793
Deferred tax liabilities	-	97,783
Convertible debentures, net of discount of US$795,292 and US$3,665,439 at September 30, 2006 and December 31, 2005, respectively	3,603,147	733,000
Embedded derivatives	2,429,000	3,631,000
Warrants	7,013,000	5,532,000
Total current liabilities	19,844,294	14,479,232

Stockholders’ equity
Common stock, par value US$0.001, authorized 200,000,000 shares; issued and outstanding September 30, 2006: 29,081,754 shares; December 31, 2005: 25,902,996 shares	29,082	25,903
Additional paid-in capital	20,162,714	12,101,755
Accumulated other comprehensive income	1,303,408	450,641
Retained earnings	16,783,127	8,729,916
Total stockholders’ equity	38,278,331	21,308,215

Total liabilities and stockholders’ equity	58,122,625	35,787,447

CHINA EXPERT TECHNOLOGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME

	Three months ended September, 30,		Nine months ended September, 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	US$	US$	US$	US$
Revenue	19,448,940	9,029,867	48,642,791	26,039,463
Cost of revenue	(9,339,055)	(4,942,107)	(23,479,097)	(14,285,693)
Gross profit	10,109,885	4,087,760	25,163,694	11,753,770

Advertising and marketing expenses	(3,027,659)	(623,578)	(5,513,286)	(623,578)
Depreciation and amortization	(3,839)	(4,340)	(11,916)	(14,144)
General and administrative expenses	(1,173,881)	(570,683)	(4,051,896)	(1,157,333)
Intangible assets amortization	-	(96,401)	-	(289,203)
Income from operations	5,904,506	2,792,758	15,586,596	9,669,512

Other income (expenses)
Interest income	29,079	6,142	63,720	15,977
Change in fair value of derivatives	3,887,000	-	(107,000)	-
Interest expenses and finance costs	(2,220,444)	-	(3,718,735)	-
Other expenses	-	-	-	(6,221)
Income before income tax	7,600,141	2,798,900	11,824,581	9,679,268
Income tax expense	(1,518,040)	(335,216)	(3,771,370)	(1,745,923)
Net income	6,082,101	2,463,684	8,053,211	7,933,345

Other comprehensive income
Foreign currency translation adjustment	529,017	422,424	852,767	422,424
Comprehensive income	6,611,118	2,886,108	8,905,978	8,355,769

Net income per share
- basic	US$0.21	US$0.10	US$0.29	US$0.33
- diluted	US$0.15	US$0.10	US$0.23	US$0.33

Weighted average common stock Outstanding
- basic	28,890,269	23,593,727	28,078,352	24,141,028
- diluted	30,786,765	23,593,727	28,726,783	24,141,028